Exhibit 5.1
PHILLIPS NIZER LLP
661 Fifth Avenue
New York, NY  10103

August 19, 2013

Legend International Holdings, Inc.
Level 8, 580 St Kilda Road
Melbourne Victoria 3004
Australia

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Legend International Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company to its stockholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to 444,047,971 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) (collectively, the “Rights Offering”).  The Company has filed a Registration Statement on Form S-1, as amended, the (“Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Rights and the Shares under the Securities Act of 1933, as amended (the "Securities Act”).  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to the holders of record of the Company’s Common Stock as of the record date for the distribution of the Rights, in connection with the Rights Offering.  The Rights and the Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company and in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents.

Our opinion expressed below is limited to the Delaware Corporation Law, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

1. The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2. The Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of the Rights as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Phillips Nizer LLP

PHILLIPS NIZER LLP